UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM N-8A

NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
OF THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:	Cambria ETF Trust

Address and Principal Business Office:	Cambria ETF Trust
2321 Rosecrans Avenue, Suite 3225
El Segundo, CA 90245

Telephone Number:	310-683-5500

Name and Address of Agent for Service of Process:	c/o Corporation Service Company
2711 Centreville Road
Suite 400
Wilmington, New Castle County,
Delaware 19808

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with filing of Form N-8A:     X   Yes         No

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of El Segundo and the State of California on the 23rd day of April, 2012.

CAMBRIA ETF TRUST

By:	/s/ Eric W. Richardson
Name:	Eric W. Richardson
Title:	Trustee

Attest:	/s/ Mebane T. Faber
Name: Mebane Faber
Title: Vice President

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